[ECOTALITY LETTERHEAD]

December 29, 2008

Enable Growth Partners LP,
Enable Opportunity Partners LP, and
Pierce Diversified Strategy Master Fund LLC, ena
Attn: Adam Epstein

Re: Deferral of January debenture payments

Dear Adam:

This will confirm the agreement concerning the deferral of the January debenture payments due to the Enable Funds, which we have discussed in our recent phone calls and emails.

Reference is made to the Amendment to Debentures and Warrants, Agreement and Waiver (the "Amendment"), with an effective date of May 1, 2008, by and among Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, ena (these three, the "Enable Funds"), BridgePointe Master Fund Ltd. ("Bridgepointe"), and Ecotality, Inc. ("we", "us" or the "Company").

Under the Amendment, Ecotality is required to make certain amortizing payments to the Enable Funds and BridgePointe on January 1, 2009, and continuing thereafter on a monthly basis, with respect to both the November Debentures and the December Debentures (as defined in the Amendment). We have requested a deferral of the January payments. BridgePointe has declined the request, but , subject to the terms and conditions herein, the Enable Funds hereby agree that Ecotality may, without breach of the Amendment or the Transaction Documents (as defined in the Amendment), defer the payments due on January 1, 2009 to the Enable Funds, so long as the Company makes those payments on February 1, 2009, together with the payments otherwise due to the Enable Funds on that date, and provided that the Company timely pays the January 1, 2009 payment(s) owed to Bridgepointe.

We acknowledge that this deferral will not relieve Ecotality from any of its obligations under the Amendment or the underlying agreements other than its obligation to make amortizing payments to the Enable Funds on January 1, 2009, provided such payments are made on February 1, 2009.

If the above accurately reflects our agreement, please countersign this letter where provided below and return it to me, and it will then constitute our binding agreement on this matter.

Within one business day of the date hereof, the Company hereby agrees to file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the terms of this letter agreement.

Thank you for accommodating our request for this deferral.

Sincerely,

Jonathan R. Read, CEO of Ecotality, Inc.

AGREED:

Enable Growth Partners LP, Enable Opportunity Partners LP,
Pierce Diversified Strategy Master Fund LLC, ena

By: ____________________
Adam Epstein

Date: December 29, 2008